Exhibit 21.1


                         SUBSIDIARIES OF THE REGISTRANT


NAME                                                          JURISDICTION
----                                                          ------------
Simple Technology Canada Ltd.                                 Canada

S.T.I., LLC                                                   California

Simple Technology Europe                                      Scotland

Simple Technology Limited                                     Scotland